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                                                                    EXHIBIT 99.1

                         [Equity Inns, Inc. Letterhead]

                 EQUITY INNS ENTERS UNDERWRITING AGREEMENT WITH
              CITIGROUP TO SELL 2.4 MILLION SHARES OF COMMON STOCK


GERMANTOWN, Tenn., April 7, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced that it has entered into an underwriting agreement with Citigroup Global Markets, Inc. to sell 2,400,000 of its common shares. Pursuant to the underwriting agreement, Citigroup has been granted a 30-day over-allotment option to purchase an additional 360,000 shares.

Net proceeds from this offering will total approximately $21.4 million, of which $16 million will fund previously announced acquisitions. The balance will be used for general corporate purposes. Closing of the common shares offering is subject to the terms of the underwriting agreement and is expected to occur on or about April 14, 2004.

A copy of the prospectus supplement and base prospectus related to the offering, when available, may be obtained from Citigroup Global Markets, Inc. ATTN:
Prospectus Department, 140 58th Street, Brooklyn, New York, 11220. Interested parties may also call 718-765-6732.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Company's securities, nor shall there be any sale or an offer to buy these securities in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT EQUITY INNS

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 92 hotels with 11,832 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.


CONTACT:  Equity Inns, Inc.
          Howard Silver,
          President
          901/754-7774
               Or
          Integrated Corporate Relations, Inc.
          Brad Cohen,
          203/222-9013 ext. 238